Exhibit 14.1

Xenith Bankshares, Inc.

Code of Business Conduct and Ethics

Purpose

This Code of Business Conduct and Ethics (this “Code”) provides a general statement of the expectation of Xenith Bankshares, Inc. (the “Company”) regarding the ethical standards that each director, officer and associate should adhere to while acting on behalf of the Company. Each director, officer and associate is expected to read and become familiar with the ethical standards described in this Code and will be required, annually, to certify by signing and returning the attached certification or by authenticated online approval process that he or she has read, understands and will abide by the Code.

Administration

The Company’s Board of Directors, upon recommendation of the Audit and Compliance Committee of the Board of Directors (the “Audit Committee”), is responsible for setting the standards of honest and ethical business conduct contained in this Code and updating theses standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices with the banking industry, the Company’s own business practices, and the prevailing ethical standards of the community in which the Company operates. While the Company’s Chief Executive Officer will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each director, officer and associate of the Company to comply with this Code.

Compliance with Laws, Rules and Regulations

The Company will comply with all governmental laws, rules and regulations that are applicable to the Company’s activities and expects that all directors, officers and associates acting on behalf of the Company will obey all laws applicable to them. Specifically, the Company is committed to:

1.	Maintaining a safe and healthy work environment;

2.	Promoting a workplace that is free from discrimination or harassment based on race, color, ethnicity, age, disability, religion, sex or other factors that are unrelated to the Company’s business interests;

3.	Supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

4.	Conducting its activities in full compliance with all applicable environmental laws;

5.	Keeping the political activities of the Company’s directors, officers and associates separate from the Company’s business;

6.	Prohibiting any illegal payments to any government officials or political party of any country; and

7.	Complying with all applicable state and federal securities and banking laws and regulations.

Conflicts of Interest, Corporate Opportunities

It is inappropriate for a director, officer or associate to have an outside interest with any competitor, customer, or supplier that might in any way affect the individual’s objectivity, influence the way in which the Company does business, or constitute a conflict of interest. If you become aware of any transaction or relationship that reasonably could be expected to give rise to a conflict of interest, you should report it promptly to the Company’s Chief Executive Officer or the Chairman of the Audit Committee.

It is recognized that from time to time it may be in the Company’s best interest to have a director, officer or associate serve as a director or have some other relationship with a competitor, customer or supplier. Such relationships will be considered on the individual merits, and should, in cases involving a director, be disclosed to the Chairman of the Audit Committee, and, in cases involving an officer or associate, to the Company’s Chief Executive Officer prior to entering into any such relationship. Any potential conflict of interest that involves a director or executive officer of the Company must be approved by a disinterested majority of the Board of Directors and be conducted in accordance with all other laws and regulations applicable to the Company.

It is permissible for directors, officers and associates to own securities in publicly held corporations that are customers, competitors or suppliers, when such an interest is not material in terms of the total outstanding stock or securities of such a corporation, or the individual’s net worth.

Directors, officers and associates should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interest and the Company’s interest.

In particular, no director, officer or associate shall be a consultant to, or a director, officer or associate of, or otherwise operate an outside business:

1.	That markets products or services in competition with the Company’s current or potential products and services;

2.	That supplies products or services to the Company; or

3.	That purchases products or services from the Company.

No director, officer or associate shall:

1.	Seek or accept any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms or in the ordinary course of their respective businesses;

2.	Be a consultant to, or a director, officer or associate of, or otherwise operate an outside business if the demands of the outside business would interfere with the director’s, officer’s or associate’s responsibilities with the Company;

3.	Accept any personal loan or guarantee of obligations from the Company except to the extent such arrangements are legally permissible;

4.	Conduct business on behalf of the Company with immediate family members (including spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives); or

5.	Use the Company’s property, information or position for personal gain.

The appearance of a conflict of interest may exist if an immediate family member of a director, officer or associate of the Company is a consultant to, or a director, officer or associate of, or has a significant financial interest in, a competitor, supplier or customer of the Company, or otherwise does business with the Company. Conflicts of interest may not always be clear. If you have a question, you should consult with the Chairman of the Audit Committee if you are a director or the Company’s Chief Executive Officer if you are an officer or associate.

Directors, officers and associates are prohibited from taking for themselves, personally, opportunities that are discovered through the use of corporate property, information or position, unless the Board of Directors has declined, after full disclosure of all relevant facts, to pursue the opportunity. Directors, officers and associates may not use corporate property, information, or position for personal gain, or to compete with the Company directly. All directors, officers and associates owe a duty to the Company to advance its legitimate interests whenever the opportunity to do so arises.

Confidentiality: Protection and Proper Use of Assets

Directors, officers and associates shall maintain the confidentiality of all information entrusted to them by the Company or its suppliers, customers or other business partners, except when disclosure is authorized by the Company or is legally required.

Confidential information includes (1) information marked “Confidential,” “Private,” “For Internal Use Only,” or with similar legends, (2) technical or scientific information relating to current and future products, services or research, (3) business or marketing plans or projections, (4) earnings and other internal financial data, (5) personnel information, (6) supply and customer lists and (7) other non-public information that, if disclosed, might be of use to the Company’s competitors, or harmful to the Company or its suppliers, customers or other business partners.

To avoid inadvertent disclosure of confidential information, directors, officers and associates shall not discuss confidential information with, or in the presence of any unauthorized persons, including family members and friends.

The confidentiality requirements discussed above are in addition to any obligations that you may have to the Company under any contractual or other arrangement with the Company.

Directors, officers and associates are personally responsible for protecting those assets that are entrusted to them and for helping protect the Company’s assets in general. Directors, officers and associates shall use the Company’s assets for legitimate business purposes only. Company assets include your time at work and work product, as well as the Company’s equipment and vehicles, computers and software, customer lists, marketing information, customer financial records, employee information, unpublished financial data and reports, and other similar matters.

Fair Dealing

The Company is committed to promoting the values of honesty, integrity and fairness in the conduct of their business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Directors, officers and associates are expected to deal honestly and fairly with customers, suppliers, competitors and other third parties. To this end, directors, officers and associates shall not:

1.	Make false or misleading statements to customers, suppliers or other third parties;

2.	Make false or misleading statements about competitors;

3.	Solicit or accept from any person that does business with the Company, or offer or extend to any such person,

a.	Cash of any amount; or

b.	Gifts, gratuities, meals or entertainment that could influence or give the appearance of influencing the Company’s business relationship with that person, or go beyond common courtesies usually associated with accepted business practice.

4.	Solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or

5.	Otherwise take unfair advantage of customers or suppliers, or other third parties, through manipulation, concealment, and abuse of privileged information or any other unfair-dealing practice.

No director, officer or associate shall make, or cause to be made, any improper payment or offer any improper inducement to any actual or potential customer or to an intermediary as a bribe, kickback or similar payment that is directly or indirectly for the benefit of any individual (including any government official), company or organization in any country, and that is designed, directly or indirectly, to secure favored treatment for the Company. Under laws in a number of jurisdictions, it is a crime, punishable by imprisonment and substantial fines, to make payments of this kind to government officials. The Company’s policy, however, is broader in scope and is intended to apply regardless of whether the payment or use is lawful under the laws of a particular country. It is important that any questions about this policy be discussed with the Company’s Chief Financial Officer before any payment is made that may be viewed as a possible violation of this policy.

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy, but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

Accurate and Timely Disclosure

The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in all reports and documents that it files with or submits to the Securities and Exchange Commission, the Virginia Bureau of Financial Institutions, the Federal Deposit Insurance Corporation, or the Board of Governors of the Federal Reserve System and in all other public communications made by the Company. To this end, the Company shall:

1.	To the extent applicable, comply with generally accepted accounting principles at all times;

2.	Maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

3.	Maintain books and records that accurately and fairly reflect the Company’s transactions;

4.	Prohibit the establishment of any undisclosed or unrecorded funds or assets;

5.	Maintain a system of internal controls that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which periodic reports are being prepared; and

6.	Present information in a clear and orderly manner in regulatory filings and public communications.

Every financial record must be accurate, timely and in accordance with law. These records are the basis for managing the Company’s business and for fulfilling its obligations to its shareholders, employees, customers, suppliers and regulatory authorities. Accordingly, officers and associates should always record and classify transactions in the proper accounting period and in the proper amount and department. All transactions must be supported by accurate documentation. Depending on their position with the Company, officers and associates may be called upon to provide information to assure that the Company’s public reports comply with this paragraph or to cooperate with investigations into the accuracy and timeliness of financial records. We expect all of the Company’s personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to its public disclosure requirements.

Reporting and Effect of Violations

The Company desires to promote honest and ethical behavior. Associates are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. Additionally, directors, officers and associates are obliged to report violations, and suspected violations, of applicable laws, rules, regulations or this Code to the Company’s Chief Executive Officer (or the Chairman of the Audit Committee if you are a director). Any report or allegation of a violation of applicable laws, rules, regulations or this Code need not be signed and may be sent anonymously. All reports of violations of this Code, including reports sent anonymously, will be promptly considered for investigation and, if found to be accurate, acted upon in a timely manner. If any report of wrongdoing relates to accounting or financial reporting matters, or relates to persons involved in the development or implementation of the Company’s system of internal controls, a copy of the report will be promptly provided to the Chairman of the Audit Committee, which may participate in the investigation and resolution of the matter. It is the policy of the Company not to allow actual or threatened retaliation, harassment or discrimination due to reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct. Please see the Company’s Whistleblower Policy for details on reporting illegal or unethical conduct and the protections the Company provides.

Directors, officers and associates who violate any laws, rules, regulations or this Code will face appropriate, case-specific disciplinary action, which may include termination.

Waivers

The provisions of this Code may be waived for directors or executive officers only by a resolution of the Company’s Board of Directors. The provisions of this Code may be waived for associates who are not directors or executive officers by the Company’s Chief Executive Officer. Any waiver of this Code granted to a director or executive officer will be publicly disclosed to the extent required by applicable law, rule or regulation.

Insider Trading

Please refer to the separate policy regarding insider trading, which is available upon request from the Chief Financial Officer.

Compliance Standards and Procedures

This Code is intended as a statement of basic principles and standards and does not include specific rules that apply to every situation. Its contents should be viewed within the framework of the Company’s other policies, practices, instructions and the requirements of the law. This Code is in addition to other policies, practices or instructions of the Company that must be observed. Moreover, the absence of a specific corporate policy, practice or instruction covering a particular situation does not relieve you of the responsibility for exercising the highest ethical standards applicable to the circumstances.

You will be governed by the following compliance standards:

1.	You are personally responsible for your own conduct and for complying with all provisions of this Code and for properly reporting known or suspected violations;

2.	If you are a supervisor, manager, director or officer, you must use your best efforts to ensure that employees understand and comply with this Code;

3.	No one has the authority or right to order, request or even influence you to violate this Code or the law; a request or order from another person will not be an excuse for your violation of this Code and, in fact, you should report such a request;

4.	Any attempt by you to induce another director, officer or associate of the Company to violate this Code, whether successful or not, is itself a violation of this Code and may be a violation of law;

5.	Any retaliation or threat of retaliation against any director, officer or associate of the Company for refusing to violate this Code, or for reporting in good faith the violation or suspected violation of this Code, is itself a violation of this Code and the Company’s Whistleblower Policy and may be a violation of law; and

6.	The Company requires that every reported violation of this Code will be investigated.

Violation of any of the standards contained in this Code, or in any other policy, practice or instruction of the Company, can result in disciplinary actions, including dismissal and civil or criminal action against the violator. This Code should not be construed as a contract of employment and does not change any person’s status as an at-will employee.

This Code is for the benefit of the Company, and no other person is entitled to enforce this Code. This Code does not, and should not be construed to, create any private cause of action or remedy in any other person for a violation of the Code. Moreover, violations of this Code will not be presumed to create a violation of law, rule or regulation on the part of the Company.